Exhibit 4.17

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (“Agreement”) dated and effective as of 11 May 2018 (“Effective Date”), by Halco Holdings Inc., a British Virgin Islands company with company registration number 1506006, (“Halco”) and Trencor Limited, a company incorporated in the Republic of South Africa having company registration number 1955/002869/06, (“Trencor”), made in favor of Textainer Group Holdings Limited, a Bermudan corporation with company registration number 18896, ("Company");

WHEREAS the parties and COMPUTERSHARE TRUST COMPANY, N.A., transfer agent for Company, and COMPUTERSHARE INC. (collectively, "Agent") intend to enter into a Joint Indemnification Agreement on or about the date hereof (“Joint Indemnity”) pursuant to which Company and Shareholder (as defined below) will jointly and severally indemnify Agent against damages which Agent may incur in connection with or arising from the Original Certificate (as defined below), the issuance of the Replacement Shares and the Relevant Shares (each as defined below) and any related matters;

WHEREAS Halco has notified the Company and Agent that the following certificates representing common shares, par value $0.01 per share (“common shares”) of Halco are missing, lost, mislaid, stolen or destroyed: certificate number 292 issued September 19, 2012 representing 2,100,000 common shares; certificate number 294 issued September 19, 2012 representing 1,701,778 common shares, and certificate number 295 issued September 19, 2012 representing 1,701,778 common shares (collectively, "Original Certificate");

WHEREAS Halco has requested that the Company and Agent issue replacement shares in substitution for the Original Certificate ("Replacement Shares ") without obtaining an open penalty bond of indemnity;

WHEREAS following the issue of the Replacement Shares Halco intends to transfer the Replacement Shares (“Relevant Shares”) to Trencor on the basis that with effect from the time that Trencor is registered as the holder of the Relevant Shares by way of a transfer of the Relevant Shares to Trencor by Halco, Trencor will be an indemnifying party under the Joint Indemnity in place of and to the exclusion of Halco; and

WHEREAS Company has agreed to enter into the Joint Indemnity on the basis that it is indemnified on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

In this Agreement, “Shareholder” means (a) Halco (to the exclusion of Trencor) until (but excluding) such time as Trencor is registered as the holder of the Relevant Shares by way of transfer of the Relevant Shares to Trencor by Halco; and (b) Trencor (to the exclusion of Halco) from and including the time that Trencor is registered as the holder of the Relevant Shares by way of a transfer of the Relevant Shares to Trencor by Halco.

In consideration of Company agreeing to enter into the Joint Indemnity, Shareholder hereby agrees to indemnify and hold harmless Company and its affiliates, officers, employees, agents, successors or assigns from and against any and all costs, damages, losses, fees, penalties, judgments, taxes or expenses including, but not limited to, reasonable attorneys' fees and expenses (collectively, "Damages") which Company may incur in connection with or arising from the Joint Indemnity (including Company’s indemnification of Agent) or from the issuance of the Replacement Shares and the Relevant Shares.  For the avoidance of doubt, the Shareholder shall advance all Damages incurred in connection with or arising from the Joint Indemnity or from the issuance of the Replacement Shares and the Relevant Shares and any matters related thereto.

Shareholder and Company agree that the issuance of the Replacement Shares shall be made at the risk and expense of Shareholder, unless expressly provided herein.  Shareholder shall make or shall cause to be made a diligent search for the Original Certificate and, in the event Shareholder should find or recover the Original Certificate, Shareholder will immediately surrender the same to Agent for cancellation.  In the event the Original Certificate is presented to Agent, Company has authorized Agent and has directed Agent in terms of the Joint Indemnity , at Company's expense, (i) to refuse to recognize any person as the owner of, and to refuse to make any payment, transfer, registration, delivery or exchange called for by the Original Certificate to any person or to refuse to take any other action in connection with the Original Certificate pursuant to the request or demand of any person other than Company, (ii) to refuse to issue new or duplicate or definitive securities or other instruments in substitution for the Original Certificate, and/ or (iii) to refuse to make any payment, transfer, registration, delivery or exchange called for by the Original Certificate. This notwithstanding, in the event it is finally determined by a court of competent jurisdiction (with no right of appeal) (“Court Order”) that a person or entity other than Shareholder owns or holds the Original Certificate or the Relevant Shares, the Company shall be entitled to take such steps as are required by such Court Order, and the Shareholder shall instruct the Company and the Agent as may be required pursuant to such Court Order.  For the avoidance of doubt, Shareholder hereby agrees to indemnify and hold harmless Company and its affiliates, officers, employees, agents, successors or assigns from and against any and all Damages which Company may incur in connection with or arising from the matters provided for in this paragraph, and Shareholder shall advance all Damages related thereto.

The Relevant Shares may only be transferred upon the prior written consent of the Company and upon conditions and arrangements acceptable to the Company (including, without limitation, the presentation of an indemnity bond and the termination of the Joint Indemnity and Company’s obligations contained herein) (the “Transfer Restrictions”). The Company hereby consents to the transfer of the Relevant Shares by Halco to Trencor free of the Transfer Restrictions; provided that any transfer of the Relevant Shares by Trencor shall be subject to the Transfer Restrictions in all respects.  The parties hereby agree that the Company may at any time instruct the Agent to void, cancel, stop and/or nullify any transfer in violation of the Transfer Restrictions (other than the transfer of the Relevant Shares by Halco to Trencor). If Shareholder effects any sale, exchange, dividend, or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions (other than the distribution of the Relevant Shares by Halco to Trencor), or any significant recapitalization or reclassification of its outstanding securities, in each case, that does not directly or indirectly provide for the assumption of the obligations of Shareholder set forth in this Agreement, Shareholder will arrange in connection therewith alternative means of providing for obligations of Shareholder set forth in this Agreement such as the assumption of such obligations by another creditworthy party, insurance, surety bonds or the creation of an escrow in each case in an amount and upon terms and conditions satisfactory to Company.

Company agrees to give the Shareholder written notice ("Notice") of any claim made or proceeding threatened or commenced against Company (“Third Party Claim”) which is indemnified against hereunder.  Notice shall be sent to Shareholder at the address set forth below, or such other address as Shareholder shall supply to Company in writing from time to time.  Upon receipt of Notice, Shareholder will assume the defense of such Third Party Claim.  Shareholder shall select counsel reasonably acceptable to Company to conduct such defense at Shareholder’s sole cost and expense and shall timely take all steps necessary in the defense or settlement thereof.  Upon notice to the Shareholder, Company shall have the right to fully participate in any such defense with its own counsel at its sole cost and expense.  In the event Shareholder fails to defend any such Third Party Claim, Company may defend such Third Party Claim, in its sole discretion, and at the sole cost of Shareholder, in any manner it deems appropriate including, but not limited to, settling any such Third Party Claim and Shareholder shall not seek to question the manner in which Company defended such Third Party Claim or the amount or nature of the settlement thereof.  Upon written request by Company for indemnification pursuant to this Agreement or the payment of any other fees or expenses, Shareholder shall make payment for any and all amounts requested, or take any other action requested by Company, within ten (10) days of the date of such request.

This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of law principles, and shall be binding upon and enforceable against each of Company, Halco and Trencor and their respective successors and assigns.  Any action to enforce this Agreement shall be brought only in the State of New York, United States of America. Company, Halco and Trencor hereby irrevocably submit to the non-exclusive jurisdiction of any New York state court or the United States District Court for the Southern District of New York and any appellate court from any thereof and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such New York state court or in such United States Federal court.  Company, Halco and Trencor hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or a defense based on the grounds of jurisdiction with respect thereto.   Company, Halco and Trencor agree that, to the fullest extent permitted by applicable laws, a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of Company, Halco and Trencor represent and warrant that it has full corporate power, authority and legal right to execute, deliver and perform this Agreement and that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms.  Each of Company, Halco and Trencor also hereby represents that this Agreement has been executed on its behalf by a duly authorized officer. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Company, Halco and Trencor have executed this Agreement as of the Effective Date.

Textainer Group Holdings Limited

By:__/s/ Adam Hopkin_________

Name:_____Adam Hopkin__________________

Title:___Secretary____________________

Notice Address:

Century House

16 Par-La-Ville Road

Hamilton, HM 08

Bermuda

Attention: Adam Hopkin, Company Secretary

Halco Holdings Inc.

By:__/s/ Stephan Dillon Gray_____________________

Name:____Stephan Dillion Gray___________________

Title:___Director____________________

Notice Address:

Jubilee Buildings, Victoria Street

Douglas, Isle of Man, IM1 2SH

Attention: Stephen Gray

Trencor Limited

By:___/s/ R.A. Sieni____________________

Name:______R.A. Sieni_________________

Title:___Financial Director____________________

Notice Address:

13th Floor, The Towers South, Heerengracht

Cape Town, 8001

South Africa

Attention: Messrs. H.R. van der Merwe and R.A. Sieni.